                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                (Amendment No. 2)

                   Under the Securities Exchange Act of 1934*

                      The Goodheart - Willcox Company, Inc.
                                (Name of Issuer)

                          Common Stock, $1.00 par value
                         (Title of Class of Securities)

                                    382168102
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

                Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                                    [ ] Rule 13d-1(b)
                                                    [X] Rule 13d-1(c)
                                                    [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------------------    ------------------------------------------
CUSIP No. 382168102                                             Page 2 of 5
------------------------------        ------------------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Century Partners

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[ ]
                                                                  (b)[ ]

--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
                     -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

Item 1             (a): Name of Issuer:
------             --------------------

                    The Goodheart - Willcox Company, Inc.

Item 1(b):          Address of Issuer's Principal Executive Offices:
----------          ------------------------------------------------

                    123 Taft Drive
                    South Holland, Illinois 60473

Item 2(a)           Name of Person Filing:
---------           ----------------------

                    Century Partners

Item 2(b):          Address of Principal Business Office:
----------          -------------------------------------

                    800 Post Road
                    Darien, Connecticut  06820

Item 2(c):          Citizenship:
----------          ------------

                    New York

Item 2(d):          Title of Class of Securities:
----------          -----------------------------

                    Common stock, $1.00 par value

Item 2(e):          CUSIP Number:
----------          -------------

                    382168102

Item 3:             If this statement is filed pursuant toss.ss.
-------             --------------------------------------------
                    240.13d-1(b), or 240.13d-2(b) or (c), . . .:
                    --------------------------------------------

                    Not applicable.

Items 4:            Ownership
--------            ---------

Item 4(a)           Amount beneficially owned: 0
---------           -------------------------

Item 4(b)           Percent of class: 0
---------           -----------------

Item 4(c)           (i)         Sole power to vote or to direct the vote:  0
---------

                    (ii)    Shared power to vote or to direct the vote:  0

                    (iii)   Sole power to dispose or to direct the disposition
                            of:  0

                    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5:             Ownership of Five Percent or Less of a Class:
-------             ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


                                  Page 3 of 5
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Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------

                    Not applicable.

Item 7:             Identification and Classification of the Subsidiary Which
-------             ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not applicable.

Item 8:             Identification and Classification of Members of the Group:
-------             ----------------------------------------------------------

                    Not applicable.

Item 9:             Notice of Dissolution of Group:
-------             -------------------------------

                    Not applicable.

Item 10:            Certification:
--------            --------------

                    By signing below, the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Page 4 of 5
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                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  January 8, 1999


                                            CENTURY PARTNERS


                                            By: /s/ Richard N. Hokin
                                               ---------------------
                                            Richard N. Hokin
                                            General Partner



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